As filed with the Securities and Exchange Commission on September 30, 2025

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASPIRA WOMEN’S HEALTH INC.

(Exact name of registrant as specified in its charter)

Delaware	2835	33-0595156
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12117 Bee Caves Road, Building III, Suite 100

Austin, Texas 78738

(512) 519-0400

(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)

Michael Buhle

Chief Executive Officer and Chief Commercial Officer

Aspira Women’s Health Inc.

12117 Bee Caves Road, Building III, Suite 100

Austin, Texas 78738

(512) 519-0400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Eric Johnson

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, TX 77002

Tel.: (713) 651-2647

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SEPTEMBER 30, 2025

SUBJECT TO COMPLETION

ASPIRA WOMEN’S HEALTH INC.

29,226,527 Shares of Common Stock

This prospectus relates to the resale from time to time of a total of 29,226,527 shares (collectively, the “Resale Shares”) of common stock, par value of $0.001 per share (the “Common Stock”) of Aspira Women’s Health Inc. (the “Company”), comprised of: (i) 5,915,850 shares of Common Stock issued in connection with the conversion of the Convertible Notes (defined below), (ii) 11,848,177 shares of Common Stock underlying the Amended and Restated March 2025 Warrants (defined below), (iii) 6,550,000 shares of Common Stock issued pursuant to the September 2025 Purchase Agreement (defined below), and (iv) 4,912,500 shares of Common Stock underlying the September 2025 Warrants (defined below).

On March 5, 2025, the Company entered into a securities purchase agreement (the “March 2025 Purchase Agreement”) with certain existing accredited investors (the “March 2025 Purchasers”) pursuant to which the Company issued and sold an aggregate principal amount of $1,370,000 of Senior Secured Convertible Promissory Notes (the “Convertible Notes”). The Convertible Notes were convertible into units (the “Units”) consisting of one share of Common Stock (the “March 2025 Shares”) and 2.25 warrants which are exercisable for five years at $0.25 per share for the first 24 months after issuance and $0.50 per share thereafter (the “March 2025 Warrants”). As of the date hereof, the Convertible Notes have all converted into Units, and this prospectus is registering the March 2025 Shares as well as the shares underlying the March 2025 Warrants.

On September 19, 2025, the Company entered into an Amendment to Securities Purchase Agreement (the “March 2025 Purchase Agreement Amendment”) with the March 2025 Purchasers, which amended to the March 2025 Purchase Agreement to, among other things, amend registration rights applicable for the March 2025 Purchasers and change provisions related to director nomination rights. In connection with entering into the March 2025 Purchase Agreement Amendment, on September 19, 2025, the Company amended and restated the March 2025 Warrants by issuing new Amended and Restated Series A Common Stock Purchase Warrants to the March 2025 Purchasers (such warrants, the “Amended and Restated March 2025 Warrants”), which, among other things, updated the exercise price applicable to the March 2025 Warrants to $0.35 per share and removed the ability to cashless exercise such warrants.

On September 16, 2025, the Company entered into a securities purchase agreement (the “September 2025 Purchase Agreement”) with accredited and institutional investors (collectively, the “September 2025 Purchasers” and together with the March 2025 Purchasers, the “Selling Stockholders”) pursuant to which the Company issued and sold in a private placement (i) 6,550,000 shares of Common Stock (the “September 2025 Shares”) and (ii) warrants to purchase up to 4,912,500 shares of Common Stock at a purchase price of $0.45 per share of Common Stock, which are immediately exercisable upon issuance at an exercise price of $0.75 per share and have a term of exercise equal to five years from the date of issuance (the “September 2025 Warrants”).

We are not selling any securities under this prospectus, and we will not receive any proceeds from the sale of shares of our Common Stock by the Selling Stockholders under this prospectus. The Selling Stockholders will bear all brokerage commissions and similar expenses attributable to the sale of the Resale Shares and September 2025 Warrants under this prospectus, and we will bear all costs, expenses, and fees in connection with the registration of such Resale Shares and September 2025 Warrants. The Selling Stockholders may sell the Resale Shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus. Such Resale Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices. See “Plan of Distribution” beginning on page 18.

Our Common Stock is listed on the OTCQB Market (the “OTCQB”) under the symbol “AWHL.” On September 29, 2025, the closing price per share of our Common Stock on the OTCQB was $0.52.

We are a “smaller reporting company” as defined in the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being a Smaller Reporting Company.”

You should read this prospectus, together with the additional information described under the heading “Where You Can Find More Information” carefully before you invest in any of our securities.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 30, 2025.

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ABOUT THIS PROSPECTUS

You should carefully read this prospectus before deciding to invest in our securities. We have not authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus filed with the Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The information provided or incorporated by reference in this prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus or in the documents incorporated by reference into this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industry in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions, and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies, and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

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INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included or incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “intend,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. As such, our actual results may differ significantly from those expressed in any forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We discuss many of these risks in greater detail under the heading “Risk Factors” in this prospectus, in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You should carefully consider the “Risk Factors” and such other sections included or incorporated by reference herein and subsequent public statements, or reported, filed, or furnished with the SEC, before making any investment decision with respect to our securities.

The discussion of risks and uncertainties set forth in this prospectus or in those documents incorporated herein by reference is not necessarily a complete or exhaustive list of all risks facing us at any particular point in time. As a result of these factors, we cannot assure you that the forward-looking statements included or incorporated by reference in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. Forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, and any amendment or supplement thereto, together with the documents that we have filed with the SEC that are incorporated by reference and any free writing prospectus we have authorized for use in connection with this offering, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in or incorporated by reference into this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” and our financial statements and related notes included or incorporated by reference elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “Aspira,” or “the Company” refer to Aspira Women’s Health Inc., a Delaware corporation, and its subsidiaries, unless the context otherwise requires.

Overview

We are dedicated to the discovery, development, and commercialization of noninvasive, AI-powered tests to aid in the diagnosis of gynecologic diseases, starting with ovarian cancer.

We plan to broaden our focus to the differential diagnosis of other gynecologic diseases that typically cannot be assessed through traditional non-invasive clinical procedures. We expect to continue commercializing our existing and new technology and to distribute our tests through our decentralized technology transfer service platform, Aspira Synergy. We also intend to continue to raise public awareness regarding the higher sensitivity and negative predictive value for ovarian malignancy of Ova 1 as compared to cancer antigen 125 (“CA-125”) on its own for women with adnexal masses planned for surgery, as well as the performance of our machine learning algorithms in detecting ovarian cancer risk in different racial and ethnic populations. We plan to continue to expand access to our tests among Medicaid patients as part of our corporate mission to make the best care available to all women, and we plan to advocate for legislation and the adoption of our technology in professional society guidelines to provide broad access to our products and services.

We expect our extensive experience with gynecologists and healthcare providers, along with the historical adoption of our OvaSuite tests, to continue to drive growth as we introduce new products. We believe our ability to successfully develop novel AI-enabled assays is superior to others based on our know-how and extensive experience in designing and successfully launching FDA-approved and laboratory developed blood tests to aid in the diagnosis of ovarian cancer. Moreover, our history of successfully collaborating with world-class research and academic institutions allows us to innovate and provide outstanding patient care.

We own and operate Aspira Labs, Inc., a research and commercial CLIA laboratory in Texas.

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Our product pipeline is focused on two areas: ovarian cancer and endometriosis.

In ovarian cancer, we have developed clinical data to support the use of our OvaWatch test multiple times for the monitoring of an adnexal mass. In the second quarter of 2024, we expanded the features of our commercially available OvaWatch test for monitoring of adnexal masses through periodic testing at physician prescribed intervals, marking the successful completion of the vision for OvaSuite. The successful expansion of the OvaWatch mass monitoring feature in the second quarter of 2024 resulted in a tenfold increase in the market for our tests when compared to the addressable market for Ova1Plus of approximately 200,000 to 400,000 based on patients identified for surgery. As a result, we believe the addressable market for our tests to have increased to between 2 and 4 million tests per year.

Our OVAinform development program continues to progress. OVAinform is a multi-marker test that combines serum proteins, clinical data (metadata), and miRNA for assessing the risk of ovarian cancer in women with an adnexal mass. We believe that by including patients with genetic and familial risk, it will increase the addressable market to 2,800,000.

In endometriosis, we are developing and intend to introduce a new non-invasive test to aid in the diagnosis of this debilitating disease that impacts millions of women worldwide. We completed the design of a protein-based non-invasive blood test to aid the detection of endometrioma, one of the most common forms of endometriosis. The algorithm was confirmed with three independent cohorts and is an important input for our ENDOinform program focused on developing a multi-marker test that combines serum proteins, clinical data (metadata) and miRNA for the identification of endometriosis.

Our endometriosis portfolio addresses an even larger addressable market. According to the U.S. Department of Health and Human Services, endometriosis affects more than 6.5 million women in the United States. We believe the proliferation of commercially available and in-development therapeutics for the treatment of endometriosis will create a significant demand for a non-invasive diagnostic.

Recent Developments

March 2025 Securities Purchase Agreement and March 2025 Securities Purchase Agreement Amendment

On March 5, 2025, the Company entered into the March 2025 Purchase Agreement with the March 2025 Purchasers, pursuant to which the Company issued and sold an aggregate amount of $1,370,000 of Convertible Notes. The Convertible Notes were convertible into Units consisting of one share of Common Stock and 2.25 March 2025 Warrants, which were exercisable for five years, at $0.25 per share for the first 24 months after issuance and $0.50 per share thereafter. As of the date hereof, the Convertible Notes have converted in full into Units.

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On September 19, 2025, the Company entered into the March 2025 Purchase Agreement Amendment with the March 2025 Purchasers, which amended the March 2025 Purchase Agreement, to, among other things, amend registration rights applicable for the March 2025 Purchasers and change provisions related to director nomination rights. In connection with entering into the March 2025 Purchase Agreement Amendment, on September 19, 2025, the Company amended and restated the March 2025 Warrants by issuing the Amended and Restated March 2025 Warrants, which, among other things, updated the exercise price applicable to the March 2025 Warrants to $0.35 per share and removed the ability to cashless exercise such warrants.

September 2025 Securities Purchase Agreement

On September 16, 2025, the Company entered into the September 2025 Purchase Agreement with the September 2025 Purchasers, pursuant to which the Company issued and sold (i) 6,550,000 shares of Common Stock and (ii) the September 2025 Warrants to purchase up to 4,912,500 shares of Common Stock at a purchase price of $0.45 per share of Common Stock, which are immediately exercisable upon issuance at an exercise price of $0.75 peer share and have a term of exercise equal to five years from the date of issuance.

Corporate Information

We were incorporated in 1993. Our principal executive offices are located at 12117 Bee Caves Road, Building III, Suite 100, Austin, Texas 78738, and our telephone number is (512) 519-0400. We maintain a website at www.aspirawh.com where general information about us is available. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We have elected to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in this prospectus and have reduced disclosure obligations regarding executive compensation.

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The Offering

Issuer	Aspira Women’s Health Inc.

Shares of Common Stock Offered by the Selling Stockholders	Up to 29,226,527 shares of our Common Stock, comprised of (i) 5,915,850 shares of Common Stock issued in connection with the conversion of the Convertible Notes, (ii) 11,848,177 shares of Common Stock underlying the Amended and Restated March 2025 Warrants, (iii) 6,550,000 shares of Common Stock issued pursuant to the September 2025 Purchase Agreement, and (iv) 4,912,500 shares of Common Stock underlying the September 2025 Warrants.

Number of Shares of Common Stock to be Outstanding After this Offering(1)	59,416,595 shares, including the 29,226,527 Resale Shares.

Terms of Offering	The Selling Stockholders will determine when and how they sell the Resale Shares offered in this prospectus, as described in the “Plan of Distribution.”

Use of Proceeds	We will not receive any proceeds from the sale of the Resale Shares by the Selling Stockholders. Upon the exercise of the Amended and Restated 2025 Warrants or the September 2025 Warrants by payment of cash, we will receive the nominal cash exercise price paid by the holders of the Warrants, estimated at $7,831,237. See “Use of Proceeds” for a more complete description.

Risk Factors	Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus, and the other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

OTC Symbol for our Common Stock	“AWHL”

(1)	The number of shares of our Common Stock to be outstanding after this offering is based on 42,655,918 shares of Common Stock outstanding as of September 29, 2025, and excludes:

●	21,235,745 shares of Common Stock issuable upon exercise of warrants with a weighted average exercise price of $0.98 per share;
●	1,852,045 shares of Common Stock issuable upon exercise of options with a weighted average exercise price of $1.19 per share; and
●	2,052,560 shares of Common Stock reserved for future issuance under our existing stock incentive plan.

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC, which are incorporated herein by reference in their entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any amendment or supplement to this prospectus or any report incorporated herein by reference. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus. For more information, see the below section “Where You Can Find Additional Information.” Please also read carefully the above section “Information Regarding Forward-Looking Statements.”

Risks Related to our Common Stock

Our Common Stock is currently traded on the OTCQB, which may have an unfavorable impact on our stock price and liquidity.

Our Common Stock is currently quoted on the OTCQB. The OTCQB is significantly more limited market than the national securities exchanges such as the New York Stock Exchange, or Nasdaq stock exchange, and there are lower financial or qualitative standards that a company must meet to have its stock quoted on the OTCQB. OTCQB is an inter-dealer quotation system much less regulated than the major exchanges, and trading in our Common Stock may be subject to abuses, volatility and shorting, which may have little to do with our operations or business prospects. This volatility could depress the market price of our Common Stock for reasons unrelated to operating performance. The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require a broker-dealer to have reasonable grounds for believing an investment is suitable for that customer when recommending an investment to a customer. FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for some customers and may make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may result in a limited ability to buy and sell our stock.

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FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our Common Stock, which could depress the price of our Common Stock.

FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our shares of Common Stock, have an adverse effect on the market for our shares of Common Stock, and thereby depress our price per share of Common Stock.

Since our Common Stock is currently quoted on the OTCQB our stockholders may face significant restrictions on the resale of our Common Stock due to state “blue sky” laws and the sale of Common Stock in this offering is subject to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must also be registered in that state. Since our Common Stock is currently quoted on the OTCQB, a determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our Common Stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our securities to be limited, as you may be unable to resell your Common Stock without the significant expense of state registration or qualification.

The liquidity and trading volume of our Common Stock may be low, and our ownership is concentrated, which could adversely impact the trading price of our Common Stock and our stockholders’ ability to obtain liquidity.

The liquidity and trading volume of our Common Stock has at times been low in the past and may again be low in the future. If the liquidity and trading volume of our Common Stock is low, this could adversely impact the trading price of our Common Stock and our stockholders’ ability to obtain liquidity in their shares of our Common Stock.

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In addition, pursuant to a stockholders’ agreement we entered into in connection with a May 2013 private placement, one of our stockholders has the right to designate a director to be nominated by us to serve on our board of directors. Furthermore, this stockholder agreement gives two investors the right to participate in future equity offerings, on the same terms as other investors. In addition, the stockholders’ agreement prohibits us from taking certain material actions without the consent of at least one of the primary investors in the May 2013 private placement.

These material actions include:

●	making any acquisition with a value greater than $2 million;
●	offering, selling or issuing securities senior to our Common Stock or any securities that are convertible into or exchangeable or exercisable for securities ranking senior to our Common Stock;
●	taking any action that would result in a change in control of the Company or an insolvency event; and
●	paying or declaring dividends on any of our securities or distributing any of our assets other than in the ordinary course of business or repurchasing any of our outstanding securities.

The foregoing rights terminate for a primary investor when that investor ceases to beneficially own less than 50% of the shares and warrants (taking into account shares issued upon exercise of the warrants), in the aggregate, that were purchased at the closing of the 2013 private placement. We believe that the rights of one of the primary investors have terminated. The interests of the parties to the stockholders’ agreement could conflict with or differ from our interests or the interests of other stockholders.

Pursuant to the March 2025 Securities Purchase Agreement Amendment, the March 2025 Purchasers are entitled, as a group, to appoint an aggregate of three (3) directors to our board of directors until the earlier of (i) both (a) three (3) years from the date of the March 2025 Securities Purchase Agreement Amendment and (b) one (1) year after the Common Stock of the Company has been listed on a national securities exchange, or (ii) the date on which the March 2025 Purchasers, on an aggregate basis, hold less than fifty percent (50%) of the Amended and Restated March 2025 Warrants. During the period between the nomination of a proposed director by the March 2025 Purchasers to replace an existing appointed director and the appointment of such nominee to the board of directors, the board of directors is prohibited from taking any action.

As a result of the foregoing, a limited number of stockholders will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control involving us. In addition, this concentration of ownership of our Common Stock could have the effect of delaying or preventing a change in control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our Common Stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of Common Stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. In addition, the interests of the parties to the stockholders’ agreement could conflict with or differ from our interests or the interests of other stockholders. The concentration of ownership also contributes to the low trading volume and volatility of our Common Stock.

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Our stock price has been, and may continue to be, highly volatile.

The trading price of our Common Stock has been highly volatile. Between January 1, 2025, and September 29, 2025, the closing trading price of our Common Stock ranged from $0.75 to $0.02. The trading price of our Common Stock could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

●	failure to significantly increase revenue and volumes of OvaSuite or Aspira Synergy;
●	actual or anticipated period-to-period fluctuations in financial results;
●	failure to achieve, or changes in, financial estimates by securities analysts;
●	announcements or introductions of new products or services or technological innovations by us or our competitors;
●	failure to complete clinical studies that validate clinical utility sufficiently to increase positive medical policy among payers at large;
●	publicity regarding actual or potential discoveries of biomarkers by others;
●	comments or opinions by securities analysts or stockholders;
●	conditions or trends in the pharmaceutical, biotechnology or life science industries;
●	announcements by us of significant acquisitions and divestitures, strategic partnerships, joint ventures or capital commitments;
●	developments regarding our patents or other intellectual property or that of our competitors;
●	litigation or threat of litigation;
●	additions or departures of key personnel;
●	limited daily trading volume;
●	our ability to continue as a going concern;
●	economic and other external factors, disasters or crises; and
●	our announcement of future fundraisings.

In addition, the stock market in general and the market for diagnostic technology companies, in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may adversely affect the market price of our securities, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of our attention and our resources.

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Anti-takeover provisions in our charter, bylaws, other agreements and under Delaware law could make a third-party acquisition of the Company difficult.

Certain provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us, even if a change of control might be deemed beneficial to our stockholders. Such provisions could limit the price that certain investors might be willing to pay in the future for our securities. Our certificate of incorporation eliminates the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting, and our bylaws require advance notice for stockholder proposals and director nominations, which may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. Our certificate of incorporation authorizes undesignated preferred stock, which makes it possible for our board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could adversely affect the voting power of holders of Common Stock. In addition, the likelihood that the holders of preferred stock will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control.

In connection with our private placement offering of Common Stock and warrants in May 2013 we entered into a stockholders’ agreement (the “2013 Stockholders’ Agreement”) which, among other things, includes agreements limiting our ability to effect a change in control without the consent of at least one of the primary investors in that offering. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us. The amendment of any of the provisions of either our certificate of incorporation or bylaws described in the preceding paragraph would require not only approval by our board of directors and the affirmative vote of at least 66 2/3% of our then outstanding voting securities, but also consent pursuant to the terms of the 2013 Stockholders’ Agreement. We are also subject to certain provisions of Delaware law that could delay, deter or prevent a change in control of the Company. These provisions could make a third-party acquisition of the Company difficult and limit the price that investors might be willing to pay in the future for shares of our Common Stock.

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If we raise additional capital in the future, your ownership in us could be diluted.

In order to raise additional capital, we may offer additional shares of Common Stock or other securities convertible into or exchangeable for our Common Stock. We may sell shares or other securities in any other offering at a price per share that is less than the price for securities paid by investors in previous offerings, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the price for securities offered in previous offerings.

Until such time, if ever, as we can generate substantial revenue from our operations, we anticipate financing our cash needs through a combination of equity offerings, debt financings and license agreements. To the extent that we raise additional capital through the further sale of equity securities or convertible debt securities, your ownership interest will be diluted.

Sales of a substantial number of our shares of Common Stock in the public market could cause our stock price to fall.

We may issue and sell additional shares of Common Stock in the public markets. Sales of a substantial number of shares of our Common Stock in the public markets or the perception that such sales could occur could depress the market price of our securities and impair our ability to raise capital through the sale of additional equity securities.

Because we do not currently intend to declare cash dividends on our shares of Common Stock in the foreseeable future, stockholders must rely on appreciation of the value of our Common Stock for any return on their investment.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the operation, development and growth of our business. Furthermore, any future debt agreements may also preclude us from paying or place restrictions on our ability to pay dividends. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain with respect to your investment for the foreseeable future.

The exercise of our outstanding options and warrants will dilute stockholders and could decrease our stock price.

The exercise of our outstanding options and warrants, including the Amended and Restated March 2025 Warrants and the September 2025 Warrants, may adversely affect our stock price due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of our securities, and could adversely impact the terms under which we could obtain additional equity capital. Exercise of outstanding options and warrants or any future issuance of additional shares of Common Stock or other equity securities, including, but not limited to, options, warrants, restricted stock units or other derivative securities convertible into our Common Stock, may result in significant dilution to our stockholders and may decrease our stock price.

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USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholders. We will receive no proceeds from the sale of the Resale Shares by the Selling Stockholders under this prospectus.

All proceeds from the sale of the Resale Shares offered by this prospectus will be for the account of the Selling Stockholders. The Selling Stockholders will bear all brokerage commissions and similar expenses attributable to the sale of Resale Shares under this prospectus, and we will bear all costs, expenses and fees in connection with the registration of such shares.

Upon any exercise of the Amended and Restated March 2025 Warrants or the September 2025 Warrants by payment of cash, we will receive the nominal cash exercise price paid by the holders of the Warrants, estimated at $7,831,237. We cannot assure you that any of the Amended and Restated March 2025 Warrants or the September 2025 Warrants will be exercised, or if exercised, of the quantity that will be exercised or the period in which such Amended and Restated March 2025 Warrants or the September 2025 Warrants will be exercised. We intend to use the proceeds, if any, for working capital and general corporate purposes.

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DESCRIPTION OF SECURITIES

Authorized Capital Stock

Under our Certificate of Incorporation, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption terms and liquidation preferences as shall be determined by our board of directors. Any issuance of shares of preferred stock could adversely affect the voting power or rights of holders of common stock, and the likelihood that the holders of preferred stock will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders, and there are no cumulative voting rights. In all matters other than the election of directors, stockholder approval requires the affirmative vote of the majority of the holders of our common stock entitled to vote on the subject matter unless the matter is one upon which, by express provision of law, our Certificate of Incorporation or our Bylaws, a different vote is required. Directors are elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” such nominee’s election. However, if our secretary receives a notice that a stockholder has nominated or intends to nominate one or more persons for election to our board of directors in compliance with the requirements set forth in our Bylaws and such nomination has not been withdrawn by such stockholder on or prior to the tenth day before we first mail our notice of meeting for such meeting to stockholders, directors will be elected by a plurality of the votes properly cast on the election of directors.

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Dividend Rights

Subject to preferences to which holders of preferred stock may be entitled and the rights of certain of our stockholders set forth in the Stockholders’ Agreement (as defined below), holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. We have never paid or declared any dividend on our common stock, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and our common stock is not convertible or redeemable. As described under “Stockholders’ Agreement,” certain holders of our common stock have the right to purchase shares in connection with most equity offerings made by the Company.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of any senior class of securities. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Stockholders’ Agreement

In connection with a private placement in May 2013, we entered into a stockholders’ agreement with the purchasers named therein (the “Stockholders’ Agreement”). Pursuant to and subject to the terms of the Stockholders’ Agreement, certain of the investors received rights to participate in any future equity offerings on the same price and terms as other investors. These rights terminate for each investor when that investor ceases to beneficially own at least 50% of the shares and warrants (taking into account shares issued upon exercise of the warrants), in the aggregate, that such investor purchased at the closing of our May 2013 private placement. We believe that the rights of one of the primary investors have so terminated.

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In addition, the Stockholders’ Agreement prohibits the Company from taking certain actions without the consent of at least one of the two primary investors (Jack W. Schuler, as the only investor still holding these rights). These actions include:

●	making any acquisition with value greater than $2 million;
●	entering into, or amending the terms of agreements with Quest Diagnostics, provided that such investors’ consent shall not be unreasonably withheld, conditioned or delayed following good faith consultation with the Company;
●	submitting any resolution at a meeting of stockholders or in any other manner changing or authorizing a change in the size of our board of directors;
●	offering, selling or issuing any securities senior to our common stock or any securities that are convertible into or exchangeable or exercisable for securities ranking senior to our common stock;
●	amending our Certificate of Incorporation or our Bylaws in any manner that affects the rights, privileges or economics of our common stock;
●	taking any action that would result in a change in control of the Company or an insolvency event;
●	paying or declaring dividends on any securities of the Company or distributing any assets of the Company other than in the ordinary course of business or repurchasing any outstanding securities of the Company; or
●	adopting or amending any stockholder rights plan.

Section 203 of the Delaware Corporation Law

We are subject to Section 203 of the DGCL, which prevents an “interested stockholder” (defined in Section 203 of the DGCL, generally, as a person owning 15% or more of a corporation’s outstanding voting stock), from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, subject to exceptions, unless:

●	before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;
●	upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
●	following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

The provisions of Section 203 of the DGCL could make a takeover of the Company difficult.

Effect of Certain Provisions of Our Certificate of Incorporation and Bylaws

Certain provisions of our Certificate of Incorporation and Bylaws may also have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for our securities. Our Certificate of Incorporation eliminates the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting, and our Bylaws require advance notice for stockholder proposals and director nominations, which may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. Our Certificate of Incorporation authorizes undesignated preferred stock, which makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us. The amendment of any of the provisions of our Certificate of Incorporation described in the immediately preceding paragraph would require approval by our board of directors and the affirmative vote of at least 66 2/3% of our then outstanding voting securities.

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SELLING STOCKHOLDERS

This prospectus covers an aggregate of 29,226,527 Resale Shares, comprised of (i) 5,915,850 shares of Common Stock issued in connection with the conversion of the Convertible Notes, (ii) 11,848,177 shares of Common Stock underlying the Amended and Restated March 2025 Warrants, (iii) 6,550,000 shares of Common Stock issued pursuant to the September 2025 Purchase Agreement, and (iv) 4,912,500 shares of Common Stock underlying the September 2025 Warrants, all of which may be sold or otherwise disposed of by the Selling Stockholders.

The below table sets forth certain information with respect to each Selling Stockholder, including (a) the shares of our Common Stock beneficially owned by such Selling Stockholder prior to this offering, (b) the number of shares of our Common Stock being offered by such Selling Stockholder pursuant to this prospectus and (c) such Selling Stockholder’s beneficial ownership of our Common Stock after completion of this offering, assuming that all of the shares of Common Stock covered by this prospectus (but none of the other shares, if any, held by the Selling Stockholders) are sold to third parties in this offering.

The table is based on information supplied to us by the Selling Stockholders. Beneficial and percentage ownership is determined in accordance with the rules and regulations of the SEC, which is based on voting or investment power with respect to such shares, and this information does not necessarily indicate beneficial ownership for any other purpose. In accordance with SEC rules, in computing the number of shares beneficially owned by a Selling Stockholder, shares of Common Stock subject to derivative securities held by that Selling Stockholder that are currently exercisable or convertible, or that will be exercisable or convertible within 60 days after September 30, 2025, are deemed outstanding for purposes of such Selling Stockholder, but not for any other Selling Stockholder. The Selling Stockholder’s percentage ownership in the table below is based on 42,655,918 shares of our Common Stock outstanding as of September 29, 2025.

The Selling Stockholders may sell all, some or none of their shares of Common Stock covered by this prospectus. We do not know the number of such shares, if any, that will be offered for sale or otherwise disposed of by any of the Selling Stockholders. Furthermore, since the date on which we filed this prospectus, the Selling Stockholders may have sold, transferred or disposed of shares of common stock covered by this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution” beginning on page 18.

Name of Selling	Beneficially Owned Before Offering		March 2025 Shares Offered Under this	Shares of Common Stock Underlying Amended and Restated March 2025 Warrants Offered Under this	September 2025 Shares Offered Under this	Shares of Common Stock Underlying September 2025 Warrants Offered Under this	Beneficially Owned After Offering(1)
Stockholders	Number	Percentage	Prospectus	Prospectus	Prospectus	Prospectus	Number	Percentage(2)
David C Foulk	211,182	*	100,071	225,160	111,111	83,333	308,493	*
Terence P Hoy	333,333	*	400,281	900,633	333,333	250,000	1,150,63	*
Bowsprit Capital Partners(3)	311,252	*	200,141	450,318	111,111	83,333	533,651	*
David Harrington	255,697	*	200,141	450,318	55,556	41,667	491,985	*
Robert E Cline	366,808	*	200,141	450,318	166,667	125,000	575,318	*
Epstein Family Trust, Dated 11/18/2020(4)	888,889	*	—	—	888,889	666,667	1,555,556	*
Edwin Boyer	266,738	*	100,071	225,160	166,667	125,000	350,160	*
Mark Gundlach			200,141	450,318	111,111	83,333	194,444	*
John Lewis	422,363	*	200,141	450,318	222,222	166,667	616,985	*
Lakefront Partners, LLC(5)	222,222	*	—	—	222,222	166,667	388,889	*
Jeff Erdmann	222,222	*	—	—	222,222	166,667	388,889	*
Henry Bannister	33,333	*	—	—	33,333	25,000	58,333	*
Jack Schuler Living Trust(6)	1,918,209	*	800,562	1,801,265	1,111,111	833,333	2,634,598	*
Terry Blumer	622,503	*	400,281	900,633	222,222	166,667	1,067,300	*
Marshall Leisten	22,500	*	—	—	22,500	16,875	39,375	*
Anne Devens	55,556	*	—	—	55,556	41,667	97,223	*
David Hung	888,889	*			888,889	666,667	1,555,556	*
Eric Schultz	767,911	*	540,380	1,215,855	222,222	166,667	1,382,522	*
Peter Nilsson	53,348	*	20,015	45,034	33,333	25,000	70,034	*
Robert Drysdale	222,222	*	—	—	222,222	166,667	388,889	*
Green Turtle Partners LP(7)	622,503		400,281	900,633	222,222	166,667	1,689,803	*
Jack Fraser(8)	857,947		400,281	900,633	16,389	12,292	981,549	*
Leonard Silk	222,222	*			222,222	166,667	388,889	*
Andrew Stewart	333,333	*	—	—	333,333	250,000	583,333	*
Joan Donahue	271,224	*	160,113	360,255	111,111	83,333	443,588	*
Georgiana Donahue	83,576	*	28,020	63,045	55,556	55,556	118,601	*
Gillian Bernard	55,556	*	—	—	55,556	41,667	97,223	*
Suzanne Elizabeth Bernard	115,599	*	60,043	135,097	55,556	41,667	176,764	*
Jeffrey Cohen	255,697	*	200,141	450,318	55,556	41,667	491,985	*
Drew Fraser	14,010	*	14,010	31,523	—	—	45,533	*
Tom Linn	650,141	*	650,141	318	—	—	650,459	*
Greg Lutz	400,281	*	400,281	900,633	—	—	1,300,914	*
Cori Rosoff	20,015	*	20,015	45,034	—	—	65,049	*
Seth Snider	80,057	*	80,057	180,129	—	—	260,186	*
Christine Yi	40,029	*	40,029	90,066	—	—	130,095	*
Deirdre Russo	20,015	*	20,015	45,034	—	—	65,049	*
Suzzane Donahue Benard	80,057	*	80,057	180,129	—	—	260,186	*

*	Less than one percent (1%).

(1)	Assumes that all of the shares of Common Stock being registered by this prospectus are resold by the Selling Stockholders to Third Parties.

(2)	The Selling Stockholders percentage ownership after the offering assumes the issuance of an aggregate of 17,210,677 shares of Common Stock upon the full exercise of all March 2025 Warrants and September 2025 Warrants, for a total of 59,416,595 shares of Common Stock outstanding as of September 29, 2025.

(3)	[●], the [title] of Bowspirit Capital Partners LLC, has voting and investment control of the shares held by the Selling Stockholder. [●] may be deemed to be the beneficial owner of such shares. [●], however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Bowspirit Capital Partners LLC is 70 Rocky Hill Rd, Chadds Ford, PA 19317, United States.

(4)	[●], the [title] of Epstein Family Trust, dated 11/18/2020, has voting and investment control of the shares held by the Selling Stockholder. [●] may be deemed to be the beneficial owner of such shares. [●], however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Epstein Family Trust, dated 11/18/2020 is 420 Edgewood Road, San Mateo, CA 94402, United States.

(5)	[●], the [title] of Lakefront Partners, LLC, has voting and investment control of the shares held by the Selling Stockholder. Lakefront Partners, LLC may be deemed to be the beneficial owner of such shares. [●], however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Lakefront Partners, LLC is 6424 N Lake Dr, Milwaukee, WI 53217, United States.

(6)	Jack Schuler, the sole trustee of Jack Schuler Living Trust, has voting and investment control of the shares held by the Selling Stockholder. Jack Schuler may be deemed to be the beneficial owner of such shares. Jack Schuler, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Jack Schuler Living Trust is 100 N Field Dr. Ste 360, Lake Forrest, IL 60045, United States.

(7)	Story Charbonnet, the Managing Member of Green Turtle Partners LP, has voting and investment control of the shares held by the Selling Stockholder. Story Charbonnet may be deemed to be the beneficial owner of such shares. Story Charbonnet, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Green Turtle Partners LP is 639 Loyola Ave., Ste. 2775, New Orleans, LA 70113, United States.

(8)	Mr. Fraser is a member of our board of directors.

Relationship with the Selling Stockholders

The Selling Stockholders have not had any material relationships with our officers, directors, or affiliates over the past three years, except (i) for the ownership of the Resale Shares, (ii) as described in the section of this prospectus titled “Prospectus Supplement--Recent Developments,” and (iii) as described in this section and in the table and footnotes above.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock covered by this prospectus on behalf of the Selling Stockholders. All costs, expenses and fees connected with the registration of such shares of common stock will be borne by us. Any brokerage commissions and similar expenses connected with selling such shares of common stock will be borne by the Selling Stockholders. The Selling Stockholders may offer and sell such shares of Common Stock from time to time in one or more transactions. As used in this prospectus, the term “Selling Stockholders” includes pledgees, donees, transferees and other successors-in-interest who may acquire such shares of Common Stock through a pledge, gift, partnership distribution or other non-sale related transfer from the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. These transactions include:

●	in “at the market offerings” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;
●	directly to a limited number of purchasers or to a single purchaser;
●	through agents;
●	by delayed delivery contracts or by remarketing firms;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;
●	exchange or over-the-counter distributions in accordance with the rules of the exchange or other market;
●	block trades in which the broker-dealer attempts to sell the shares of Common Stock covered by this prospectus as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as agent on both sides of the trade;
●	transactions in options, swaps or other derivatives that may or may not be listed on an exchange;
●	through distributions by a Selling Stockholder or its successors in interest to its members, general or limited partners or stockholders (or their respective members, general or limited partners or stockholders);
●	a combination of any such method of sale; or
●	any other method permitted pursuant to applicable law.

In connection with distributions of the shares of Common Stock covered by this prospectus or otherwise, the Selling Stockholders may:

●	sell such shares of Common Stock:
○	in one or more transactions at a fixed price or prices, which may be changed from time to time;

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○	at market prices prevailing at the times of sale;
○	at prices related to such prevailing market prices; or
○	at negotiated prices;
●	sell such shares of Common Stock:
○	on a national securities exchange;
○	in the over-the-counter market; or
○	in transactions otherwise than on an exchange or in the over-the-counter market, or in combination;
●	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of the shares of Common Stock covered by this prospectus, which they may in turn resell; and
●	pledge the shares of Common Stock covered by this prospectus to broker-dealers or other financial institutions, which, upon a default, they may in turn resell.

The Selling Stockholders may also resell all or a portion of the shares of Common Stock covered by this prospectus in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, Section 4(a)(1) under the Securities Act, if available, or any other exemption from the registration requirements that become available, rather than under this prospectus.

If underwriters are used in the sale of any shares of Common Stock covered by this prospectus, such shares of Common Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. Shares of Common Stock covered by this prospectus may be either offered to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. We may use underwriters with whom we have a material relationship. As applicable, we will describe in each accompanying prospectus supplement the name of the underwriter(s) and the nature of any such relationship(s).

The shares of Common Stock covered by this prospectus may be sold directly or through agents designated from time to time. We will name any agent involved in the offering and sale of such shares and we will describe any commissions paid to the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, the agent will act on a best-efforts basis for the period of its appointment.

Agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the agents, under agreements between us and the agents.

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Agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the agents may be treated as underwriting discounts and commissions. Each accompanying prospectus supplement will identify any such agent and describe any compensation received by them from us.

In connection with sales of shares of Common Stock covered by this prospectus, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell the shares of Common Stock covered by this prospectus short and the Selling Stockholders may deliver shares of Common Stock to close out short positions and to return borrowed shares of Common Stock in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock covered by this prospectus to broker-dealers that in turn may sell such shares of Common Stock, to the extent permitted by applicable law. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of Common Stock covered by this prospectus, which shares of Common Stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock covered by this prospectus owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders may also transfer and donate shares of Common Stock covered by this prospectus in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

A Selling Stockholder that is an entity may elect to make an in-kind distribution of shares of Common Stock covered by this prospectus to its members, general or limited partners or stockholders pursuant to the registration statement on Form S-1, of which this prospectus forms a part, by delivering a prospectus. To the extent that such members, general or limited partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of Common Stock pursuant to the distribution through a registration statement. Additionally, to the extent that entities, members, partners or stockholders are affiliates of ours received shares in any such distribution, such affiliates will also be Selling Stockholders and will be entitled to sell such shares pursuant to this prospectus.

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Agents who may become involved in the sale of shares of Common Stock covered by this prospectus may engage in transactions with, and perform other services for, us in the ordinary course of their business for which they receive compensation.

In effecting sales, the Selling Stockholders may engage broker-dealers or agents, who may in turn arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders and/or from the purchasers of shares of Common Stock covered by this prospectus for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions. To our knowledge, there is currently no plan, arrangement or understanding between any Selling Stockholders and any broker-dealer or agent regarding the sale of any shares of Common Stock by the Selling Stockholders.

The Selling Stockholders, any broker-dealers or agents and any participating broker-dealers that act in connection with the sale of the shares of Common Stock covered by this prospectus may be “underwriters” under the Securities Act with respect to those shares of Common Stock and will be subject to the prospectus delivery requirements of the Securities Act. Any profit that the Selling Stockholders realize, and any compensation that any broker-dealer or agent may receive in connection with any sale, including any profit realized on resale of such shares of Common Stock acquired as principal, may constitute underwriting discounts and commissions. If the Selling Stockholders are deemed to be underwriters, the Selling Stockholders may be subject to certain liabilities under statutes including, but not limited to, Section 11, 12 and 17 of the Securities Act and Section 10(b) and Rule 10b-5 under the Exchange Act.

The securities laws of some states may require the Selling Stockholders to sell the shares of Common Stock covered by this prospectus in those states only through registered or licensed brokers or dealers. These laws may also require that we register or qualify such shares of Common Stock for sale in those states unless an exemption from registration and qualification is available and the Selling Stockholders and we comply with that exemption. In addition, the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of Common Stock in the market and to the activities of the Selling Stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of shares of Common Stock to engage in market-making activities with respect to such shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock covered by this prospectus and the ability of any person to engage in market-making activities with respect to such shares.

If any Selling Stockholder notifies us that he or she has entered into any material arrangement with a broker-dealer for the sale of shares of Common Stock covered by this prospectus through a block trade, special offering, exchange distribution, over-the-counter distribution or secondary distribution, or a purchase by a broker or dealer, we will file any necessary supplement to this prospectus to disclose:

●	the number of shares of Common Stock involved in the arrangement;
●	the terms of the arrangement, including the names of any underwriters, dealers or agents who purchase such shares of Common Stock, as required;
●	the proposed selling price to the public;
●	any discount, commission or other underwriting compensation;
●	the place and time of delivery for the shares of Common Stock being sold;
●	any discount, commission or concession allowed, reallowed or paid to any dealers; and
●	any other material terms of the distribution of the shares of Common Stock.

In addition, if the Selling Stockholder notifies us that a donee, pledgee, transferee or other successor-in-interest of the Selling Stockholder intends to sell any shares of Common Stock covered by this prospectus, we will file an amendment to the registration statement on Form S-1, of which this prospectus forms a part, or a supplement to this prospectus, if required.

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LEGAL MATTERS

Certain legal matters, including the validity of the shares of Common Stock offered pursuant to this registration statement of which this prospectus forms a part, will be passed upon for us by Winston & Strawn LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Aspira Women’s Health Inc. (the “Company”) as of December 31, 2024 and 2023 and for the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph on the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and are required to file with the SEC annual, quarterly, and current reports, proxy statements, and other information. Such reports include our audited financial statements. Our publicly available filings can be found on the SEC’s website at www.SEC.gov. Our filings, including the audited financial statements, and additional information that we have made public to investors, may also be found on our website at www.ir.aspirawh.com. Information on or accessible through our website does not constitute part of this prospectus (except for SEC reports expressly incorporated by reference herein).

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement on Form S-1 we filed with the SEC under the Securities Act of 1933, as amended, and does not contain all the information set forth in the registration statement or the exhibits and schedules thereto. For further information about us and our Common Stock offered by this prospectus, you may refer to such registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 27, 2025;

(b)	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 11, 2025;

(c)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, filed with the SEC, respectively, on May 19, 2025 and August 13, 2025;

(d)	our Current Reports on Form 8-K or 8-K/A filed with the SEC on January 7, 2025, January 31, 2025, February 10, 2025, February 14, 2025, March 11, 2025, March 19, 2025, March 25, 2025, March 31, 2025, April 8, 2025, April 16, 2025, June 4, 2025, June 11, 2025, July 15, 2025, September 3, 2025, September 18, 2025, and September 25, 2025; and

(e)	the description of our Common Stock set forth in the Registration Statement on Form 8-A filed with the SEC on July 6, 2010 (File No. 001-34810), and any amendment or report filed with the SEC for the purpose of updating such description, including Exhibit 4.7 of our Annual Report on Form 10-K for the year ended December 31, 2024.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, and (ii) after the date of this prospectus but prior to the termination of the offering under this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Information in such future filings updates and supplements the information provided in this prospectus. Any statement in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated by reference to the extent that statements in the later-filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the information that is incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Aspira Women’s Health Inc.

12117 Bee Caves Road, Building Three, Suite 100

Austin, Texas 78738

(512) 519-0400

Attn: Corporate Secretary

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is a statement of the estimated expenses to be incurred by us in connection with the registration of the securities under this registration statement, all of which will be borne by us.

Securities and Exchange Commission Registration Fee	$2,103.06
Legal Fees and Expenses	$50,000.00
Accounting Fees and Expenses	$26,000.00
Miscellaneous	$2,500.00
Total	$80,603.06

Item 14. Indemnification of Directors and Officers.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

Certificate of Incorporation and Bylaws. Article VII of the Registrant’s Certificate of Incorporation and Article VI of the Registrant’s Amended and Restated Bylaws provide in substance that, to the fullest extent permitted by the DGCL, each director and officer shall be indemnified against reasonable costs and expenses, including attorney’s fees, and any liabilities which the person may incur in connection with any action to which the person may be made a party by reason of his or her being or having been a director or officer of the Registrant, a predecessor of the Registrant, or serves or served as a director, officer or employee of another enterprise at the request of the Registrant or any predecessor of the Registrant. The indemnification provided by the Registrant’s Certificate of Incorporation is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

D&O Insurance. The Registrant maintains standard policies of insurance under which coverage is provided to the Registrant’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities issued by us in the past three years that were not registered under the Securities Act.

On March 5, 2025, the Company entered into the March 2025 Purchase Agreement with the March 2025 Purchasers, pursuant to which the Company issued and sold an aggregate amount of $1,370,000 of Convertible Notes. The Convertible Notes were convertible into Units consisting of one share of Common Stock and 2.25 March 2025 Warrants, which were exercisable for five years, at $0.25 per share for the first 24 months after issuance and $0.50 per share thereafter. As of the date hereof, the Convertible Notes have converted in full into Units.

On September 19, 2025, the Company entered into the March 2025 Purchase Agreement Amendment with the March 2025 Purchasers, which amended the March 2025 Purchase Agreement, to, among other things, amend registration rights applicable for the March 2025 Purchasers and change provisions related to director nomination rights. In connection with entering into the March 2025 Purchase Agreement Amendment, on September 19, 2025, the Company amended and restated the March 2025 Warrants by issuing the Amended and Restated March 2025 Warrants, which, among other things, updated the exercise price applicable to the March 2025 Warrants to $0.35 per share and removed the ability to cashless exercise such warrants.

On September 16, 2025, the Company entered into the September 2025 Purchase Agreement with the September 2025 Purchasers, pursuant to which the Company issued and sold (i) 6,550,000 shares of Common Stock and (ii) the September 2025 Warrants to purchase up to 4,912,500 shares of Common Stock at a purchase price of $0.45 per share of Common Stock, which are immediately exercisable upon issuance at an exercise price of $0.75 peer share and have a term of exercise equal to five years from the date of issuance.

On January 24, 2024, we entered into a placement agency agreement (the “Placement Agency Agreement”) with A.G.P./Alliance Global Partners (“AGP”) and a securities purchase agreement (the “Securities Purchase Agreement”) with a single healthcare focused institutional investor alongside participation from Nicole Sandford, our former CEO, as well as certain existing shareholders of the Company (collectively, the “Purchasers”). Pursuant to the Placement Agency Agreement, we paid AGP as the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds generated from the offering, except that, with respect to proceeds raised in the offering from certain designated persons, AGP’s cash fee was reduced to 3.5% of such proceeds, and to reimburse certain fees and expenses of the placement agent in connection with the offering.

Pursuant to the Securities Purchase Agreement, among other transactions, we issued the Purchase Warrants to purchase 1,571,000 shares of the Company’s common stock. The Purchase Warrants have an exercise price of $4.13 per share, and are exercisable any time on or after July 26, 2024, which is the six month anniversary date after issuance, and on or prior to 5:00 p.m. (New York City time) on July 25, 2029.

We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibit Index.

Exhibit No.	Description
3.1	Fourth Amended and Restated Certificate of Incorporation of Vermillion, Inc. dated January 22, 2010 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on January 25, 2010).
3.2	Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation, effective June 19, 2014 (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 14, 2014).
3.3	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Vermillion, Inc., dated June 11, 2020 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on June 11, 2020).
3.4	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Aspira Women’s Health Inc, dated February 7, 2023 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on February 7, 2023).
3.5	Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation, as amended May 11, 2023 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 11, 2023).
3.6	Amended and Restated Bylaws of Aspira Women’s Health Inc., effective February 23, 2022 (incorporated by reference to Exhibit 3.3 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 14, 2014).
4.1	Form of Aspira Women’s Health Inc.’s (formerly Ciphergen Biosystems, Inc.) Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1/A, filed with the Commission on August 24, 2000).
4.2	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K/A, filed with the Commission on January 26, 2024).
4.3	Form of Senior Convertible Note (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 11, 2025).
4.4	Form of Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 11, 2025).
4.5	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 18, 2025).
4.6	Form of Amended and Restated Series A Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 25, 2025).
5.1	Opinion of Winston & Strawn LLP
10.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 11, 2025).
10.2	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 18, 2025).
10.3	Amendment to Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 25, 2025).
23.1	Consent of BDO USA, P.C., as independent registered public accounting firm
23.2	Consent of Winston & Strawn LLP (included in legal opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on signature page).
107	Filing Fee Table

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” exhibit to the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on September 30, 2025.

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mike Buhle and Brian Hungerforde, and each of them, as his or her true and lawful attorney-in-fact and agent, with the full power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mike Buhle	Chief Executive Officer	September 30, 2025
Mike Buhle	(Principal Executive Officer)

/s/ Brian Hungerford	Chief Financial Officer	September 30, 2025
Brian Hungerford	(Principal Financial Officer and Accounting Officer)

/s/ Jack Fraser	Director	September 30, 2025
Jack Fraser

/s/ Jeffrey Cohen	Director	September 30, 2025
Jeffrey Cohen

/s/ Cynthia Hundorfean	Director	September 30, 2025
Cynthia Hundorfean

/s/ Jane Pine Wood	Director	September 30, 2025
Jane Pine Wood

/s/ Winfred Parnell	Director	September 30, 2025
Winfred Parnell

/s/ Ellen Beausang	Director	September 30, 2025
Ellen Beausang

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